                       TOLL-PACKING AGREEMENT FOR CANNED TUNA

This agreement is entered into this 5th day of September 1996, by and between:

AGROINDUSTRIAS ROWEN S.A. DE C.V. a company duly organized and existing under the laws of Mexico, in the state of Baja, having its registered office at Fabrica Km. 104, Carretera Tecate, Ensenada, Baja, CA, Mexico, (hereinafter referred to as "SELLER"), represented by its Director General, Ing. Alvaro Romero Wendlandt.

                                        AND

INTERNATIONAL TRADE GROUP, LLC, a Limited Liability Company duly organized and existing under the laws of the State of Oregon (USA), having its registered office at 6700 S.W. Sandburg Road, Tigard, Oregon 97223, (hereinafter referred to as "BUYER"), represented by its President/CEO, Alain
L. de la Motte.

                                      WHEREAS

     SELLER is a tuna cannery specializing in the processing and packing of frozen tuna fish into canned tuna products for the Mexican market.

     SELLER is prepared to convert its production plant in Ensenada into a 100% dolphin-safe operation as soon as this Agreement is signed.

     SELLER is licensed by the Mexican Customs authorities to import raw material required to pack canned tuna, warehouse it in SELLER's own bonded facilities, and process it into finished products that can be reexported without import duty or export levies of any kind.

     BUYER is an international buying consortium which purchases imported private label food products for the account of its members/partners, including some of the largest US and international food chains, food service companies and private label distributors. BUYER is interested in importing various types, sizes and quality of canned tuna to meet the needs of its members/partners.

     BUYER and SELLER are willing to enter into a toll-packing arrangement for canned tuna Products on the terms and conditions hereinafter set forth.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

1.1.     In this agreement:

1.1.1. The word "PRODUCT (s)" or "FINISHED PRODUCT (s)" shall mean processed flesh of canned tuna cooked and packed in water from frozen Raw Material, in accordance with BUYER's specifications for Finished Products, and the US Food & Drug Administration ("FDA") (and their Canadian counterpart) Standard of Identity as defined in the latest available Almanac (Exhibit A).

1.1.2. "RAW MATERIAL" shall refer to one metric ton of frozen tuna fish of the Skipjack (KATSUWONUS PELAMIS), Yellowfin (THUNNUS ALBACARES), or Albacore (THUNNUS ALALUNGA) species, graded by weight in accordance with the classifications defined in paragraph 1.1.8 below for each specie. For the purpose of this agreement, the Cost of Raw Material shall always be calculated based on an average frozen weight of a particular specie. It will be SELLER's

IGC/Rowen - Toll Packing Agreement for Canned Tuna, Cont'd.             Page 2

         and BUYER's joint responsibility to approve the quality of all incoming Raw Material upon delivery at the dock and to ensure it meets or exceeds BUYER's specifications. Once Raw Material has been approved by SELLER and BUYER, the responsibility for the preservation of such Raw Material in safe, secure and sanitary conditions in SELLER's cold storage warehouses shall be that of SELLER.


1.1.3. "COST OF RAW MATERIAL" shall refer to the all-inclusive cost of Raw Material delivered at the SELLER's packing plant in Ensenada, Baja CA, Mexico, in units of one metric ton (1,000 kg). This price shall be computed to include the cost of transporting the fish from the Ensenada dock to SELLER's cannery, which cost shall not exceed $13.08 per ton, including but not limited to the weighing of the fish, labor charges to load the bins on the truck, securing the load, loading and unloading supervision by SELLER, trucking. In the event savings can be achieved by negotiating volume discounts, all such rebates shall accrue to BUYER exclusively.

1.1.4. "CASE YIELD" shall refer to the number of cases of finished product for a particular can size that SELLER agrees to deliver to BUYER for each ton of Raw Material BUYER makes available to SELLER under this Agreement. To calculate the Case Yield, the following formula shall apply:

                (Yield) X (1,000 grams)
         ------------------------------------  =  No. of Cases per ton ("Case
         (Fill Weight) X (# of Cans Per Case)     Yield").

1.1.5. "COST OF RAW MATERIAL PER CASE" shall refer to the amount of Raw Material used to produce one case of Finished Product, after processing and cooking. To calculate the Cost of Raw Material per case, the following formula shall apply:

         (Cost of Raw Material Per ton)
         ------------------------------ = Cost of Raw Material Per Case
                   (Case Yield)

         Unless otherwise specified, the word "Case of Finished Product" or "Case" used in the calculation of the cost of Finished Product shall specifically refer to a base unit of measurement consisting of 48 cans, 6 ounces each.

1.1.6. "FISH MEAL RECOVERY" shall refer to the cooked scrap byproduct recovery that can be further processed into fish meal for each metric ton of Raw Material. For calculation purposes, it is assumed that 27% of the Raw Material weight shall be purchased by SELLER from BUYER for further processing into fish meal. At BUYER's sole option, BUYER may choose to sell scrap to SELLER or to require SELLER to process scrap Raw Material into fish meal. In the latter case, BUYER shall pay SELLER US $137 (one hundred thirty seven) per ton of finished fish meal product delivered to BUYER, ex-factory. It is understood that it will require 2.5 to 3 tons of scrap Raw Material to produce one ton of fish meal with the following approximate specifications: 52% protein, 12%-13% ash, 16% fat content, 8% to 9% water content.

1.1.7. "RAW MATERIAL COST AFTER RECOVERY" shall refer to the net cost per metric ton of Raw Material after deducting US $5.40 per ton (27% of $20 per ton of scrap) for revenue derived from Fish Meal Recovery.

1.1.8. The "YIELD" shall refer to the percentage derived by dividing the total weight (in kilograms), of the longitudinal loins or other striated muscular tissue of the fish ("Loins") which is usable to pack Finished Products in accordance with BUYER's specifications, divided by 1,000 kilograms. For calculation purposes the production Yields guaranteed by SELLER for each fish variety and weight category shall be as follow:

                                            1.8/3.4 kg        MORE THAN 3.4 kg
                                            ----------        ----------------
         Skipjack (KATSUWONUS PELAMIS)         39%                   41%

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                                        1.8/3.4 kg  3.4/9 kg   MORE THAN 9 Kg
                                        ----------  --------   --------------
         Yellowfin (THUNNUS ALBACARES)      39%     42.5%          45.2




                                     LESS THAN 5 Kg  5/10 Kg   MORE THAN 10 Kg
                                     --------------  -------   --------------
         Albacore (THUNNUS ALALUNGA)       48%        51.7%         54.1%

1.1.9. "FILL WEIGHT" shall refer to the weight of a cooked tuna Loin portion that is placed in each can prior to the addition of water and/or Hydrolyzed Protein, and prior to the sealing of the can. Such weights shall be added at a future date based on BUYER's specifications and test runs, and shall become part of this Agreement.

         Fill Weights by Pack Type                       Skipjack    Yellowfin    Albacore
         ----------------------------------------------------------------------------------
         Fish Fill (CLW)     grams/can (307 x 109)           100           100
         Fish Fill (CLW)     grams/can (307 x 205)-
         Fish Fill (CLW)     grams/can (401 x 204)-
         Fish Fill (CLW)     grams/can (6O3 x 408)

         Fish Fill (SLW)     grams/can (401 x 204)

         Fish Fill (CWW)     grams/can (603 x 408)
         Fish Fill (SWW)     grams/can (307 x 109)
         Fish Fill (SWW)     grams/can (211 x 106)-
         Fish Fill (SWW)     grams/can (401 x 204)
         Fish Fill (SWW)     grams/can (603 x 408)

         The above Fill Weights represent the fish weights prior to the addition of HP. After the addition of HP, the resulting Pressed Weight must be no less than that required by the FDA's Standard of Identity and/or BUYER's specifications.

         CLW = Chunk Light Tuna in Water (Skipjack or Yellowfin)
         SLW = Solid Light Tuna in Water (Skipjack or Yellowfin)
         CWW = Chunk White Tuna in Water (Albacore)
         SWW = Solid White Tuna in Water (Albacore)

1.1.10. "PRESSED WEIGHT" shall refer to the average weight of the tuna in each can after draining out all liquid from the can and pressing out any liquid that has been absorbed by the fish, in accordance with paragraph C (2) of the FDA's standard of Identity for Canned Tuna.

         Pressed Weights by Pack Type                    Skipjack    Yellowfin    Albacore
         ----------------------------------------------------------------------------------
         P.W. (CLW)    grams/can (307 x 109)
         P.W. (CLW)    grams/can (307 x 205)-
         P.W. (CLW)    grams/can (401 x 204)-
         P.W. (CLW)    grams/can (603 x 408)
         P.W. (SLW)    grams/can (401 x 204)
         P.W. (CWW)    grams/can (603 x 408)
         P.W. (SWW)    grams/can (307 x 109)
         P.W. (SWW)    grams/can (211 x 106)-
         P.W. (SWW)    grams/can (401 x 204)
         P.W. (SWW)    grams/can (603 x 408)

         CLW = Chunk Light in Water
         SLW - Solid Light in Water
         CWW = Chunk White in Water
         SWW = Solid White in Water

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1.1.12. "CHUNK(s)" or "CHUNK PACK(s)" shall refer to tuna packed in accordance with paragraph 3 (ii) of the FDA's Standard of Identity and according to specifications supplied by BUYER.

1.1.13. "FLAKES" shall refer to tuna packed in accordance with paragraph 3 (iii) of the FDA's Standard of Identity.

1.1.14. "HYDROLYZED PROTEIN" or "HP" shall refer to the solution derived from adding Exelpro's 12% E-Pro-SB solution to the packing medium, in accordance with Wescotek, Inc.'s specifications and recommendations.

1.1.15. The word "CAN(s)" shall refer to a two-piece or three-piece metal can normally used to pack tuna. The following retail and food service can sizes shall be available to BUYER AS SOON AS SELLER installs the Luthi solid-packing machines, but no later than five months from the date of signature of this Agreement: 6oz Cans (2 piece), 3 oz Cans (2 piece), 12 oz Cans (2 piece), 9 oz Cans (2 piece) and, at a later date,
         66.6 oz Cans (3 piece).

1.1.16. The word "CARTONS" OR "CASE" shall refer to a case of the following can sizes as follows:
         (a)  Retail: 48 cans of 6 oz ("48/6 oz"), or 24 cans of 6 oz
             ("24/6 oz")
         (b)  Retail: 16 (3 Pack) 3 oz ("16/3/3 oz")
         (c)  Retail: 24 cans of 12 oz ("24/12 oz")
         (d)  Retail: 24 cans of 9 oz ("24/9 oz")
         (e)  Production at a later date: Food Service: 6/66.6 oz (6/66.6 oz")

1.1.17. "DIRECT MATERIAL" shall refer to all material used to produce the finished product, including, cans, lids, salt, spring water, hydrolyzed protein, printed labels, and cartons, including reject allowance, but excluding the frozen Raw Material. Unless otherwise specified it shall specifically refer to the unit cost of one case of Finished Product.

1.1.18. "SELLER'S FEE" shall refer to the fully-loaded, all-inclusive, toll-packing cost charged by SELLER to BUYER to produce one Case of 48/6oz cans of Finished Product, on an ex-factory basis (loaded in the container/ truck). Unless otherwise specified it shall specifically refer to the unit cost of one case of finished product, regardless of the specie of the fish, or the pack type. This fee includes all direct, and indirect labor, administrative costs, factory overhead, interest, depreciation and amortization. In the event BUYER is required to guarantee of cost of the Luthi solid-packing machines and to pay the manufacturer directly a per Case fee, SELLER's fee shall automatically be reduced by that amount, which is currently $0.12 per Case, plus any duties or taxes that must be paid to the authorities of Mexico or the United States of America.

1.1.19. "CASES PER CONTAINER" shall refer to the maximum number of cases that can be loaded on a 20' container or truck while remaining within the maximum weight limit for the trade route in question.

1.1.20. "FIRST IN, FIRST OUT" shall refer to the accounting method used to account for inventory. In this Agreement it shall also refer to the inventory rotation of frozen raw material that is used to pack the finished product.

2.       AGREEMENT TO SELL AND PURCHASE

2.1. SELLER agrees to toll-pack canned tuna products exclusively for BUYER, and BUYER agrees to purchase from SELLER, Finished Products upon the terms and conditions set forth in this agreement.

2.2. SELLER shall allocate no less that 60% of its total capacity (measured in either tons of Raw Material processed per day or in Cases of Finished Products produced per day or per month) to produce Products for BUYER. During the term of this Agreement or any renewal thereof,

ITG/Rowen - Toll Packing Agreement for Canned Tuna. Cont'd.               Page 5

         SELLER shall produce Products for BUYER on an exclusive basis, it being understood however that SELLER shall be free to use the remainder of its capacity (up to a maximum of 40%) to continue packing for its own brand (Lamar) and for other private label distributors in Mexico, so long as such products are exclusively for consumption within Mexico. In this respect, SELLER is specifically prohibited from manufacturing, selling, trading, exporting or supplying Raw Material or Finished Products to any export market, directly or indirectly, and all export inquiries shall be turned over to BUYER by SELLER when received. Furthermore, SELLER shall not during the term of this Agreement and any renewal thereof supply Products to Wal-Mart International in Mexico, directly or indirectly, under the Wal-Mart's label, brand or mark ("Great Value") or any other brand or Trademark directly owned by Wal-Mart, Inc or Wal-Mart International, Inc.

2.3. SELLER is prohibited from co-mingling BUYER's Raw Material with its own during production. To that end and to ensure a clear separation of assets, SELLER shall process and pack BUYER's Raw Material in production units of one full shift or day of production at a time. In no event can SELLER pack products for its own account at the same time as BUYER's Products.

3.       TERM, VALIDITY AND EXCLUSIVITY

3.1. This agreement shall come into force ("Effective Date") the later of any of the following events occurring:

         3.1.1   The date this Agreement is signed by both parties, or

         3.1.2 The date the Judge in charge of the "Suspension de Pagos" authorizes SELLER to enter into this transaction and SELLER provides BUYER with an official certificate attesting to the fact that this Agreement has been registered in Mexico with the appropriate authorities in accordance with paragraph 19.5. below, or

         3.1.3 The date SELLER's factory is removed from the US Food and Drug Administration "Automatic Detention" list, or

         3.1.4 The date PhF issues a certificate that the plant has been brought up to full BUYER and FDA standards, or

         3.1.5 The date Ed Townsend, BUYER's consulting engineer, attests in writing that SELLER's plant and equipment is up to operating standard and that SELLER is capable of producing products that meet or exceed BUYER's specifications, or

         3.1.6 The date the Mexican Government's Fisheries division grants the US flag fishing boats that are under contract with BUYER the right to off load Raw Material in the ports of Ensenada or San Carlos, Baja, Mexico.

         It shall remain in force for a period of five years as of the Effective Date. Thereafter it shall be automatically renewed for additional equal terms, unless terminated by either party in writing not less than 6 (six) months prior to its expiration or any renewal/s thereof.

3.2. SELLER shall grant BUYER exclusive packing privileges encompassing 100% (one hundred percent) of SELLER's capacity made available for the export market during the term of this Agreement and any renewal thereof. BUYER shall have a 60 (sixty) day right of first refusal to purchase any additional manufacturing capacity made available by SELLER, at any time during the term of this Agreement and any renewal thereof. In this respect, SELLER shall offer to BUYER any excess capacity in writing at least two months prior to the anticipated time when the excess capacity is scheduled to become available. In the event BUYER fails to take-up the additional capacity, SELLER shall be free to offer such additional capacity to buyers in markets other than the United States of America or Canada, including Wal-Mart International, their agents or representatives.

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4.       BUYER'S DUTIES

4.1. BUYER shall procure all Raw Material and Direct Material needed for toll-packing. SELLER shall be responsible for the loading of bins onto the truck, and transportation to SELLER's cold storage warehouse under safe, sanitary and secure conditions, so as to prevent theft or shortages in transit. All costs associated with the pick-up and transportation of the Raw Material to the cold storage warehouse shall be in accordance with paragraph 1.1.3 above.

4.2. BUYER shall procure and ship from the United States all Direct Material needed for production at SELLER's custom-bonded facilities in Ensenada, Mexico. BUYER shall pay for all costs of direct material and its transport from the United States to SELLER's manufacturing plant.

4.3. BUYER shall communicate information monthly to SELLER regarding its sales activities and inventory levels. Such information shall be kept by SELLER in the strictest confidence and shall only be made available to those within its organization specifically responsible for the implementation of this Agreement.

4.4. BUYER shall immediately inform SELLER of any observation/s or complaint/s received from customers in respect of the Products and SELLER shall promptly correct its manufacturing processes to correct such problem/s. Repeated failure to correct a problem in a timely fashion shall constitute sufficient reason for early termination of this Agreement by BUYER.

4.5. BUYER shall keep SELLER informed of (i) the laws and regulations applicable to the importation of canned tuna and to the Products including, INTER ALIA, import regulations, labeling & packing specifications, food safety requirements, etc.

5.       SELLER'S DUTIES

5.1. SELLER shall communicate information monthly to BUYER regarding the current market price and market trends for Raw Material costs (low, average and high) in Mexico, as well as information regarding competitive activities.

5.2. SELLER shall pack tuna for and on behalf of BUYER in accordance with BUYER's specifications and directives. SELLER shall handle all Direct Material and Raw Material supplied by BUYER under this Toll Packing Agreement with care and shall maintain safe and sanitary warehousing, processing and canning facilities at all times in accordance with established standards for Good Manufacturing Practices ("GMP"). SELLER shall be responsible for the implementation without delay, of any changes, modifications or processes required by BUYER's representative on site to bring the packing in line with established GMP, FDA or BUYER's guidelines. SELLER agrees to implement a Hazard Analysis Critical Control Point ("HACCP") program as soon as deemed practical and reasonable by BUYER, but no later than one year from the date this Agreement is signed.

5.3. SELLER shall receive and hold at SELLER's Cold Storage warehouse at the plant ("Cold Storage"), BUYER's Raw Material inventory in a secure and locked part of the facility. SELLER guarantees that products will only be stored in metal bins in secure rooms at an ambient temperature of no more than -10 DEG C (minus ten degrees centigrade) and that all generators shall be maintained in good working order at all times in order to prevent power outages that could affect the quality of BUYER's Raw Material. SELLER shall clearly mark the bins of Raw Material that belong to BUYER and prevent BUYER's Raw Material from being intermingled with other fish belonging to SELLER or that of any other third party, both in cold storage and during the manufacturing process. SELLER agrees that the approximately 900 square meters of cold storage warehouse that contains BUYER's Raw Material shall be secured by a double pad lock, with the keys for the first padlock held at all times by BUYER's representative on site, and the key to the second padlock by SELLER's employee.

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5.4. SELLER shall receive and warehouse in its bonded warehouse, at no cost to BUYER, all Direct Materials needed for toll-packing. SELLER shall be responsible for all import and reexport formalities in Mexico so as to enable materials to enter Mexico and to be reexported duty free. Any custom brokerage costs associated with the importation of Direct Material into Mexico shall be borne by BUYER.

5.5. SELLER shall submit to BUYER or to BUYER's representative on site, on the Friday of each week, a form duly filled and signed by SELLER showing the Raw Material receipt for each delivery, broken down by fish specie and weights. The form shall contain specific annotation relative to the quality of incoming Raw Material together with copies of laboratory reports for histamine and salt content tests.

5.6. SELLER shall furnish BUYER at least once a week, on each Monday, for the preceding week, a complete accounting of Raw Material, Direct Material and rejects used in production, as well as an inventory-on-hand report using the First-in First-out accounting method. SELLER shall perform physical inventories at its own expense at least once every two months. SELLER shall be responsible for the cost of any inventory shortage after Direct and/ or Raw Materials are received at SELLER's warehouse.

5.7. SELLER shall provide BUYER with proof of insurance, covering all risks, no later than 30 (thirty) days prior to the first scheduled pack time. The insurance policy shall be issued by an international carrier with a AAA rating, and shall cover the full value Plus 10% (ten percent) of Direct Material and Raw Material belonging to BUYER while the product is under SELLER's control. BUYER shall be provided with a certificate of endorsement issued by the insurance company showing BUYER as the beneficiary. Upon expiration of the policy SELLER shall cause a new one to be reissued without any time gap during which BUYER's assets are unprotected.

5.8. SELLER shall inform BUYER immediately concerning any event that could potentially affect production, capacity, delivery timing, or shipment of Products purchased under this Agreement, as well as with any information needed by BUYER for carrying out its obligations under this Agreement

5.9. SELLER shall only process at its facilities dolphin-safe tuna as currently defined by the US Maritime Fisheries, United States laws and the environmental groups active in dolphin preservation.

6.       ANNUAL VOLUMES AND CAPACITY

6.1. During the term of this agreement and any renewal thereof, BUYER undertakes to purchase from SELLER, not less than 850,000 Cases of Finished Products within a calendar year, subject to the availability of Raw Material, and SELLER undertakes to manufacture for BUYER all of BUYER's requirements up to an aggregate of 850,000 cases of Finished Products per calendar year. This quantity may be increased or decreased at any time by written agreement of the parties.

6.2. SELLER shall make available to BUYER a production capacity of no less than 50 tons of Raw Material per day, per eight hour shift, based on an average fish size of 5 kilos and up.

6.3. BUYER shall endeavor to provide steady production orders to SELLER to ensure maximum capacity utilization, however it is clearly understood that such orders will be subject to market conditions, availability of frozen Raw Material, and the competitiveness of Raw Material costs at any one point in time. For this reason, SELLER shall work closely with BUYER to provide a flexible manufacturing schedule to fit BUYER's needs and opportunities.

7.       ORDERS

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7.1. SELLER shall pack, label and warehouse Finished Products packed for BUYER in accordance with BUYERS' written orders, instructions and specifications.

7.2. Purchase Orders ("P/O") and Shipping Instructions ("S/I") shall be submitted to SELLER on a regular basis by BUYER. Such S/I (Exhibit "C") shall be submitted with as long a lead time as possible, but shall only be binding upon BUYER when both the following documents have been issued: (a) BUYER has issued a P/0 (Exhibit "D"), and (b) BUYER has issued a S/I which contains specific shipping and delivery instructions in support of the P/O for each container or truck load.

7.3. SELLER shall inform BUYER in writing within 48 hours of receipt of a P/O or S/I if, for whatever reason, it is unable to meet the specified delivery date. SELLER may not unreasonably reject or postpone delivery of orders transmitted by BUYER. Any refusal of order/s contrary to good faith shall be considered as a breach of contract. Furthermore SELLER agrees that it shall not subcontract, farm out or assign any part of the manufacturing process to outside vendors without BUYER'S written approval.

7.4. SELLER shall make the first containers available for shipment to BUYER during the Second week of October, 1996. BUYER shall issue Purchase Orders and Shipping Orders no later than one month prior to the first shipment.

7.5. SELLER undertakes, in good faith, to fill all orders placed by BUYER within 10 (ten) days of receipt of a signed Purchase Order submitted by fax or by mail.

7.6. BUYER agrees to order and take delivery of minimum quantities of one truck or container load at a time, or in multiples thereof. It is expressly agreed however that BUYER will be allowed to mix different Products, labels and can sizes within the same container.

8.       PRICES AND COST ACCOUNTING

8.1. BUYER shall pay SELLER a fee of US $3.75 (three dollars and seventy five cents) net per Case of Finished Product ("Seller's Fee").

8.2. SELLER shall invoice BUYER monthly for Cold Storage at an all-inclusive rate of US$ 28 per ton, per month, calculated based on the actual average daily inventory held in cold storage. This cost shall include all in and out, metal bin rental, and insurance for the greater of 125% of the value of the Raw Material held in cold storage, or the actual replacement cost.

8.3. At the end of each week, SELLER shall furnish to BUYER written records of each lot of raw material ("Raw Material Inventory") used in production and the production yields achieved for each lot in accordance with BUYER's reporting format. Each lot shall indicate the weight category per specie, total weight per category, the achieved Yield based on fish size and specie, and the actual number of Cases of Finished Products manufactured from each lot of raw material, by applying the following formula:

         (# of tons) X (Cost of Raw Material Per Ton)    No. of Cases of
         --------------------------------------------  =  Finished Product
                    Case Yield

         SELLER shall use the First In, First Out method to account for BUYER's Raw Material used in manufacturing and to calculate the Cost of Raw Material Per Case of Finished Product. An Excel spreadsheet shall be maintained by SELLER and transmitted to BUYER weekly to show the inventory movements of incoming raw material and outgoing finished products.

         The Cost of Raw Material Per Case shall be determined weekly and applied to the calculation of the Finished Product. Even though BUYER will source and procure the fish raw material, SELLER shall declare the value of fish used on all invoices to BUYER in accordance with the above formula.

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8.4. BUYER shall be responsible for the cost of all Direct Material used in production. BUYER and SELLER shall agree on an acceptable percentage of rejects for each material and SELLER shall be responsible for the accounting of all material used in production as well as for rejects. Rejects shall be kept for BUYER's verification and only disposed of after BUYER's representative has signed-off on it. In the event the production rejects exceed mutually agreed threshold, SELLER shall reimburse BUYER for the cost of excess material used in production, and BUYER shall be free to deduct the fully-loaded value of such excesses from any and all amounts owed SELLER by BUYER.

8.5. SELLER shall purchase from BUYER 100% (one hundred percent) of the fish scrap for processing into fish meal. BUYER shall invoice SELLER US $20 (twenty) per ton of fish scrap used in production. At BUYER's sole option, BUYER may request a separate payment or request SELLER to issue a credit note in favor of BUYER.

8.6. In the event actual production Yields are better than those specified in paragraph 1.1.8 above, it is expressly agreed that one hundred percent of the benefit of those improvements shall accrue to BUYER. In this event SELLER shall deliver to BUYER a greater number of Cases per ton of Raw Material than anticipated under this contract.

9.       PAYMENT TERMS & METHODS

9.1. SELLER shall ship Products to BUYER weekly or bi-monthly in units of no less than one truck load (1,960 cases) at a time. SELLER's Fee shall be due and payable 30 days from receipt of invoice. BUYER shall pay all invoices in US dollars by wire transfer or by check made payable to SELLER.

9.2. BUYER agrees to help fund SELLER's cash flow for a period of up to six months from the Effective Date of this Agreement, by opening in favor of SELLER an irrevocable and transferable Letter of Credit covering SELLER's Fees in connection with Finished Products manufactured for BUYER and exported to BUYER.

9.3. SELLER's Fees shall be due and payable only after Products have been approved by the US Food and Drug Administration for entry in the United States. In the event that the US FDA rejects a particular shipment, SELLER shall immediately reimburse BUYER all costs associated with the production of the rejected shipment based on BUYER's fully-loaded costs. Such payments shall be due and payable in full within 70 days of BUYER's invoice to SELLER, on the understanding that BUYER shall charge SELLER a financing cost of 11% per annum over and above the fully-loaded cost, during the period the debt is outstanding. Upon receipt of payment by BUYER, SELLER shall be free to sell rejected Products in the Mexican market, after such Products have been relabelled with the SELLER's own labels. All transport costs, import fees, warehousing and tests associated with the delivery of a rejected container shall be borne by SELLER.

9.4.     At BUYER's sole option, BUYER shall either cause:

         (a) an irrevocable letter of credit to be opened in favor of SELLER in the amount of US$ 350,000, which SELLER shall use as collateral to finance plant and capital improvements as well as new equipment needed to: (a) bring SELLER's facilities up to BUYER's quality standards and, (b) finance the implementation of a HACCP quality assurance program, and (c) finance a Yield improvement program ("Capital Improvements"). The letter of credit shall allow SELLER to draw an amount of US $0.10 (ten cents) per Case of Finished Product exported to BUYER. This fee shall be payable over and above the Seller's Fee. Drawings shall be in amounts of no less than $5,000 at a time.

         or

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         (b) payments to be made directly to suppliers of equipment and services needed for the Capital Improvements. In this event, BUYER shall be the sole owner of all Capital Improvements and no payment will be due SELLER in connection with the use of such equipment.

9.5. SELLER may not at any time during the term of this Agreement or any renewal thereof use or process for its own account, take possession of, dispose of, or transfer BUYER's Direct Materials and/or Raw Materials to satisfy any of BUYER's obligations or SELLER's claim against BUYER.

9.6. SELLER shall keep all BUYER-financed Capital Improvements, Direct Material and Equipment free and clear of any lien, encumbrances, hypothecation or charge of any kind during the term of this Agreement and any renewal thereof. It shall the the responsibility of SELLER to cause BUYER's lien on Equipment and Direct Material to be registered in the Official Registry in Ensenada within seven days of the signature of this Agreement, and to provide BUYER with a copy of such registration.

9.7. In the event this Agreement is terminated prematurely for any reason whatsoever, or upon its expiry, SELLER shall have the option of either
         (a) returning to BUYER all Capital Improvements belonging to BUYER, or
         (b) reimbursing BUYER for all payments made, directly or indirectly, by BUYER to finance such Capital Improvements and to pay for inventoried Raw Material and Direct Material. At BUYER's sole option, BUYER may convert SELLER's indebtedness toward BUYER into SELLER's voting shares of preferred or common at the then prevailing book value.

10.      WARRANTIES AND INDEMNIFICATION

10.1. SELLER hereby guarantees that no Product shipped to BUYER shall be, as of the date of such shipment or delivery, adulterated or misbranded or unsafe within the meaning of the US Federal Food, Drug and Cosmetic Act with all revisions and amendments pertaining thereto (including the Pesticide and Food Additive Amendments of 1958) or within the meaning of any substantially similar state law.

         SELLER hereby agrees to defend, pay, indemnify and hold BUYER harmless from and against any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable attorneys fees, resulting from or in connection with liability or loss arising from use, distribution and marketing of any Products furnished by SELLER.

         SELLER agrees to indemnify and hold BUYER harmless from liability, suits or actions of any kind arising from the use, distribution and marketing of any products furnished by SELLER, however SELLER shall not indemnify and hold BUYER harmless from any loss or liability arising out of the negligent acts or omissions of BUYER, its agents or employees.

10.2. BUYER and SELLER shall carry separately and at their own expense an insurance policy providing INTER ALIA, product liability coverage in an amount of at least US$1,000,000 (one million US dollars). SELLER undertakes to name BUYER an additional insured party under SELLER's policy no later than thirty (30) days from the date this Agreement is signed, SELLER shall furnish BUYER with the original policy or policies or duly executed certificates for the same together with satisfactory evidence of payment of the premium thereof.

10.3. SELLER guarantees that at all times, during the term of this Agreement and any renewal thereof, any Direct Material, Raw Materials, or equipment belonging to BUYER (BUYER's Assets") shall at all times be held in storage at SELLER's own facilities, free and clear of any lien, encumbrances, hypothecation or charge of any kind. In this respect, SELLER shall cause no later than 30 days from the date of this agreement a filing to be made with the appropriate Mexican authorities, a lien in favor of BUYER on all Direct Material and Raw Material shipped by BUYER to SELLER for use in production.

ITG/Rowen - Toll Packing Agreement for Canned Tuna, Cont'd.             Page 11

11.      QUALITY CONTROL

11.1. SELLER shall, at any time during performance of its obligations hereunder, permit BUYER to maintain a representative in those areas of the plant where Raw Material, ingredients, Direct Materials, or Finished Products are stored, handled or processed, and to enable BUYER to inspect said facilities and assess the procedures followed by SELLER to assure that said plants, facilities and procedures are consistent with BUYER's quality standards and with any other requirement which may be agreed upon from time to time by and between the parties.

11.2. SELLER shall provide at no cost to BUYER a furnished office, a phone line and a fax line (overseas calls charged to BUYER) to permit BUYER's full time representative to fulfill his duties relative to quality assurance and production monitoring.

11.3. SELLER shall permit BUYER's representative to inspect each lot of Finished Products prior to accepting the lot, in accordance with BUYER's standard sampling procedures as defined in BUYER's or BUYER's Specifications. In the event BUYER's representative rejects a particular lot that is found to be sub-standard, it will be the SELLER's responsibility to segregate rejected Products in its warehouse and to maintain a separate accounting for rejected Products. It is expressly agreed that BUYER's representative shall refrain from giving orders to SELLER's employees and shall discuss quality issues strictly with SELLER's Supervisor.

12.      DELIVERY AND STORAGE

12.1. SELLER shall deliver Finished Products to BUYER on an ex-factory basis, loaded and braced in the truck or container.

12.2. Container/truck loading inspection procedures shall be the sole responsibility of SELLER. In this respect SELLER will undertake to inspect every container/truck for leaks, damage or defects that could result in damage to the Products in transit. SELLER shall only accept from shipping lines and freight forwarders, containers or trucks that meet or exceed BUYER's requirements for water-proofing and quality. Any containers that does not meet BUYER's requirements shall be replaced before loading. SELLER will load all containers in accordance with BUYER's loading instructions and cause appropriate bracing to be placed within the container in order to prevent cargo damage caused by load shifts in transit.

12.3. SELLER shall store and warehouse Products in a moisture-free environment, in accordance with generally accepted standards, so as to minimize the risk of Product deterioration or contamination that could render the Product unfit for consumption. SELLER's warehouse shall be secure against theft and shall be free of rodent infestation.

12.4. All finished Products shall be warehoused by SELLER based on generally accepted principles of stock rotation using the first-in, first-out method, and no charge shall be made to BUYER for warehousing of Direct Materials or Finished Products.

13.      INSPECTION ACCEPTANCE CLAIMS

13.1. All Products shall be received at its final destination subject to BUYER's inspection and acceptance. Claims regarding defective Products shall be made in writing to SELLER no later than ninety (90) days after delivery of the goods at its final destination.

13.2. All claims for shortage shall be reported in writing to SELLER within 30 (thirty) days of the arrival of the container/truck at its final destination. SELLER shall correct shortages at no cost to BUYER or refund BUYER within 10 days for the full cost of Product. SELLER and BUYER shall cooperate with each other in presenting claims for bill of lading shortages or for merchandise damaged in transit.

ITG/Rowen - Toll Packing Agreement for Canned Tuna, Cont'd.             Page 12

13.3. In the event that certain Product codes are found to be defective after delivery at its final destination and such codes have been inspected by BUYER's quality assurance employees as part of BUYER's pre-shipment organoleptic inspection, it is agreed that BUYER shall bear the responsibility only for defects that can be detected during the course of a normal organoleptic inspection involving a randomly selected sample. However, any defects, whether hidden or not and/or not otherwise easily identifiable during the course or a normal pre-shipment organoleptic inspection of randomly selected samples (e.g. honey combing, vacuum loss, or microbiological contamination), shall automatically be the sole responsibility of SELLER.

14.      PACKAGING AND LABELING

14.1. All preparation, packaging, containerization and loading necessary to preserve quality and to ensure safe transportation of the Products to the US shall be the SELLER's sole responsibility.

14.2. Unless otherwise agreed in writing, SELLER and BUYER shall cooperate to identify and obtain the lowest freight rates for each shipment. All shipping contracts shall be the responsibility of BUYER.

15.      TERMINATION

15.1. Each party may terminate this agreement with immediate effect, by notice given in writing by registered mail, in case of a substantial breach by the other part of the obligations arising out of the contract or in case of exceptional circumstances, as defined below, justifying the earlier termination.

15.2. Any failure by a party to carry out all or part of its obligations under the contract resulting in such detriment to the other party as to substantially deprive it of what it is entitled to expect under the contract, shall be considered as a substantial breach for the purpose of article 15.1. above.

15.3. Any violation of the provisions under articles 4.4, 5, 6, 8, 9.4, 9.5, 9.6, 10, 11, 12, 13, 17, 18 and 19.5 of the present agreement shall also be regarded as a substantial breach of contract.

15.4. Any violation of the contractual obligations may be considered as a substantial breach, if such violation is repeated notwithstanding a written request by the other party to fulfill the contract obligations.

15.5. The parties further agree that the following situations shall be considered as exceptional circumstances that justify the earlier termination by the other party: unavailability of Raw Material at a competitive price, unforeseen hikes in import duties, unforeseen governmental regulations or trade barriers, withdrawal of Mexican Government permits to off load fish in Baja, Mexico, bankruptcy, moratorium, receivership, liquidation or any kind of composition between the debtor and the creditors or any circumstances that are likely to affect substantially one party's ability to carry out its obligations under this contract.

15.6. In the event of termination, for any reason whatsoever, SELLER shall immediately release to BUYER, or BUYER's representatives or agents, all BUYER's Assets in its possession at the time of termination. SELLER shall permit BUYER's representatives to enter and remove BUYER's Assets from SELLER's facilities. In this respect, SELLER shall make every effort to facilitate the immediate and efficient return of BUYER's Assets and the loading of such assets in a container or truck.

16.      FORCE MAJEURE

16.1. Either party may be released from its obligations hereunder in the event that governmental regulations or any other causes beyond the parties' control renders performance impossible. Such

ITG/Rowen - Toll Packing Agreement for Canned Tuna, Cont'd.             Page 13


         release shall, however, be exclusively limited to that period of time when performance is made impossible.

16.2. Should performance by either party be prevented for more than six consecutive months, then the damaged party shall be entitled to terminate this agreement by written notice 30 (thirty) days before effective termination.

17.      ASSIGNMENT

17.1. The present agreement may not be assigned without the other party's prior written consent.

17.2. In the event this contract is assigned to a third party, the new party will be required to abide by all the terms and conditions of this Agreement.

18.      CONFIDENTIALITY

         Both parties agree to keep all information exchanged during the term of this agreement or any subsequent renewal thereof as strictly confidential, including but not limited to information regarding volume of sales, pricing, market intelligence, competitive offers, systems and procedures, suppliers names and addresses, bills of lading, financial information and Product specifications.

19.      MISCELLANEOUS PROVISIONS

19.1. This contract supersedes any other preceding agreement between the parties on the subject.

19.2. No addition or modification to this contract shall be valid unless made in writing and signed by each party's legal representative.

19.3. The nullity of a particular clause of this contract for whatever reason shall not entail the nullity of the whole agreement, unless the clause is of such importance that the party to the benefit of which it was made would not have entered into the contract had it known that the clause would not have been valid.

19.4. In the event this Agreement is translated into Spanish, it is agreed that only the English version shall be admissible in any arbitration or court proceedings.

19.3 SELLER shall be responsible to register this Agreement with the appropriate authorities in Mexico within seven days of its signature. In this respect, SELLER shall undertake, at its sole expense, to cause whatever legal steps or registration are required with the Federal, State or City Government or the courts, to cause this Agreement to become valid and binding in Mexico.

20.      APPLICABLE LAW:

         This contract shall be interpreted and construed in accordance with the laws of the State of Oregon in the United States of America and shall be governed by said law.

21.      ARBITRATION

21.1. Any dispute arising out of or in connection with the present agreement shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The venue of proceedings shall be Portland, Oregon, in the United States, the language of the arbitration shall be English and the substantive law applicable shall be that of the United States. The

ITG/Rowen - Toll Packing Agreement for Canned Tuna, Cont'd.             Page 14


         ruling of the arbitration panel shall be final and binding upon the parties and may be enforced in any court of law deemed appropriate.

21.2. In the event the present Agreement has been translated into other languages, it is expressly agreed that only the original English version shall constitute the official contract. Arbitration proceedings shall be based on the English version of the Agreement and no other translation shall be admissible during such proceedings.

22.      ANNEXES

         The following annexes constitute an integral part of the present agreement:

(i)      Exhibit A.......  FDA Almanac - Standard of Identity for Canned Tuna
(ii)     Exhibit B.......  Sample Purchase Order
(iii)    Exhibit C.......  Sample Shipping Instruction



Agro Industrial Rowen, S.A. de C.V.     International Trade Group, LLC.

 /s/ Alvaro Romero Wendlandt              /s/  Alain L. de la Motte
--------------------------------         -----------------------------
Ing. Alvaro Romero Wendlandt                 Alain L. de la Motte
General Manager                                   President/CEO

                                                                 "Appendix A"
                                                                  Page 1 of 7
                        Section 161.190 CANNED TUNA
    PROMULGATED 2/7/57. REVISED 10/31/90, CORRECTED 2/15/91. REVISED 1/6/93.


                                 *IDENTITY

   (a)(1) Canned tuna is the food consisting of processed flesh of fish of the species enumerated in paragrah (a)(2) of this section, prepared in one of the optional forms of pack specified in paragraph (a)(3) of this section, conforming to one of the color designations specified in paragraph (a)(4) of this section, in one of the optional packing media specified in paragraph
(a)(5) of this section, and may contain one or more of the seasonings and flavorings specified in paragraph (a)(6) of this section. For the purpose of inhibiting the development of struvite crystals, sodium acid pyrophosphate may be added in a quantity not in excess of 0.5 percent by weight of the finished food. It is packed in hermetically sealed containers and so processed by heat as to prevent spoilage. It is labeled in accordance with the provisions of paragraph (a)(8) of this section.

   (2)(AS REVISED 55 FR 45795. 10/31/90: EFFECTIVE 12/31/90: CORRECTED
2/15/91) The fish included in the class known as tuna fish are:

THUNNUS THYNNUS (Linnaeus. 1758)--
   Northern bluefin tuna
THUNNUS MACCOYII (Casteinau. 1872)--
   Southern bluefin tuna
THUNNUS ALALUNGA (Bonnaterre. 1788)--
   Albacore
THUNNUS ATLANTICUS (Lesson. 1830)--
   Blackfin tuna
THUNNUS OBESUS (Lowe. 1839)--
   Bigeye tuna
THUNNUS ALBACARES (Bonnaterre. 1788)--
   Yellowfin tuna
THUNNUS TONGGOL (Bleeker. 1851)--
   Longtail tuna
KATSUWONUS PELAMIS (Linnaeus. 1758)--
   Skipjack tuna
EUTHYNNUS ALLETTERATUS (Rafinesque. 1810)--
   Spotted tunny
EUTHYNNUS LINEATUS Kishinouye. 1920--
   Black skipjack tuna
EUTHYNNUS AFFINIS (Cantor. 1849)--
   Kawakawa
ALLOTHUNNUS FALLAI Serventy. 1948--
   Slender tuna
AUXIS ROCHEI (Risso. 1810)--
   Bullet tuna
AUXIS THAZARD (Lacepede. 1800)--
   Frigate tuna


                                   STYLES

   (3) The optional forms of processed tuna consist of loins and other striated muscular tissue of the fish. The loin is the longitudinal quarter of the great lateral muscle freed from skin, scales, visible blood clots, bones, gills, viscera and from the nonstriated part of such muscle, which part (known anatomically as the median superficial muscle) is highly vascular in structure, dark in color because of retained blood, and granular in form. Canned tuna is prepared in one of the following forms of pack, the identity of which is determined in accordance with the methods prescribed in paragraph
(c)(2) of this section.

   (i) Solid or solid pack consists of loins freed from any surface tissue discolored by diffused hemolyzed blood, cut in transverse segments to which no free fragments are added. In containers of 1 pound or less of net contents, such segments are cut in lengths suitable for packing in one layer. In containers of more than one pound net contents, such segments may be cut in lengths suitable for packing in one or more layers of equal thickness. Segments are placed in the can with the planes of their transverse cut ends parallel to the ends of the can. A piece of segment may be added if necessary to fill a container. The proportion of free flakes broken from loins in the canning operations shall not exceed 18 percent.

   (ii) Chunk, chunks, chunk style consists of a mixture of pieces of tuna in which the original muscle structure is retained. The piecess may vary in size, but not less than 50 percent of the weight of the pressed contents of a container is retained on a 1/2 inch mesh screen.

___________

   *FDA announced (49 FR 23769, 7/16/84) a temporary permit issued to Ralston Purina Co. to market test, for a period of 15 months, beginning no later than 10/15/84, canned tuna in vegetable oil and canned tuna in water which contains a blend of sodium tripolypnosonate and sodium hexametaonosonata. In the processing steps prior to canning these ingredients will be used to reduce loss of natural fluids and protein during cooking, to prevent oxidative changes during product cool-down, and to facilitate separation of loin meat. Ingredients will be used to prevent struvite crystal formation during storage.

   Name of the permit holder changed (50 FR 12/17/35) to Van Camp Seafood Co., Inc. and expiration date of the permit changed to coincide with the effective date of final rule resulting from a proposal to amend the standard or 30 days after termination of such proposal.

   FDA announced (54 FR 40245, 10/13/89) a temporary market test permit issued to Starkist Seafood Co. for 300,000 cases of 48/6oz. canned tuna products containing added natural smoke flavor. At FR 4/13/91 FDA announced extension of the expiration date to coincide with the effective date of final rule resulting from a proposal to amend the standard or 30 days after termination of such proposal.

   FDA announced (56 FR 48212, 9/24/91) a temporary market test permit issued to Bumble Bee Seafoods, Inc. for 300,000 24/6 1/8 oz. cases each of canned tuna with jalapeno peppers in spring water, and canned tuna with jalapeno peppers in soybean oil. At FR 7/21/92 FDA announced amendment to the permit to increase the distribution area, and increase the quantity of chunk light tuna with jalapeno in oil to 400,000 cases.

416
                                                 THE ALAMANAC--Volume 1--1993

     (iii) Flake or flakes consist of a mixture of pieces of tuna in which more than 50 percent of the weight of the pressed contents of the container will pass through a 1/2 inch mesh screen, but in which the muscular structure of the flesh is retained.

     (iv) Grated consists of a mixture of particles of tuna that have been reduced to uniform size, that will pass through a 1/2 inch mesh screen, and in which the particles are discrete and do not comprise a paste.

     (v) Any of the specified forms of pack of canned tuna may be smoked. Canned smoked tuna shall be labeled in accordance with the provisions of paragraph (a)(8)(v) of this section.

                              COLOR DESIGNATIONS

     (4) Canned tuna, in any of the forms of pack specified in paragraph
(a)(3) of this section, falls within one of the following color designations, measured by visual comparison with matte surface neutral reflectance standards corresponding to the specified Munsell units of value, determined in accordance with paragraph (a)(7) of this section.
     (i) WHITE. This color disignation is limited to the species Thunnus alalunga (albacore), and is not darker than Munsell value 6.3.
     (ii) LIGHT. This color designation includes any tuna not darker than Munsell value 5.3.
     (iii) DARK. This color designation includes all tuna darker than Munsell value 5.3.
     (iv) BLENDED. This color designation may be applied only to tuna flakes specified in paragraph (a)(3)(iii) of this section, consisting of a mixture of tuna flakes of which not less than 20 percent by weight meet the color standard for either white tuna or light tuna, and the remainder of which fall within the color standard for dark tuna. The color designation for blended tuna is determined in accordance with paragraph (a)(7) of this section.

                                 PACKING MEDIA

     (5) (AS REVISED 58FR 2850. 1/6/93) Canned tuna is packed in one of the following optional packing media.
     (i) Any edible vegetable oil other than olive oil, or any mixture of such oils not containing olive oil.
     (ii) Olive oil.
     (iii) Water.
     (6) Canned tuna may be seasoned or flavored with one or more of the following:
     (i) Salt.
     (ii) Monosodium glutamate.
     (iii) Hydrolyzed protein declared in accordance with the applicable provisions of Section 101.22.
     (iv) Spices or spice oils or spice extracts.

     (v) Vegetable broth in an amount not in excess of 5 percent of the volume capacity of the container, such broth to consist of a minimum of 0.5 percent by weight of vegetables: Beans, cabbage, carrots, celery, garlic, onions, parsley, peas, potatoes, green bell peppers, red bell peppers, spinach, and tomatoes.

     (vi) Garlic.

     (vii) Lemon flavoring to be prepared from lemon oil and citric acid together with safe and suitable carriers for the lemon oil which are present at nonfunctional and insignificant levels in the finished canned food. When lemon flavoring is added, a safe and suitable solubilizing and dispersing ingredient may be added in a quantity not exceeding 0.005 percent by weight of the finished food. A substance used in accordance with this paragraph is deemed to be suitable if it is used in an amount no greater than necessary to achieve the intended flavor effect, and is deemed to be safe if it is not a food additive as defined in section 201(s) of the Federal Food, Drug, and Cosmetic Act (the act), or if it is a food additive as so defined, it is used in conformity with regulations established pursuant to section 409 of the act.

     (viii) Edible vegetable oil or partially hydrogenated vegetable oil, excluding olive oil, used alone or in combination in an amount not to exceed 5 percent of the volume capacity of the container, with or without any suitable form of emulsifying and suspending ingredients that has been affirmed as GRAS or approved as a food additive to aid in dispersion of the oil, as seasoning in canned tuna packed in water.

                              DETERMINING COLOR

     (7) For determination of the color designations specified in paragraph
(a)(4) of this section, the following method shall be used: Recombine the separations of pressed cake resulting from the method prescribed in paragraph
(c)(2) of this section. Pass the combined portions through a sieve fitted with woven-wire cloth of 1/4-inch mesh complying with the specifications of such cloth set forth in "Official Methods of Analysis of the Association of Official Analytical Chemists," 13th Ed. (1980), Table 1. "Nominal Dimensions of Standard Test Sieves (U.S.A. Standard Series)," under the heading "Definitions of Terms and Explanatory Notes," which is incorporated by reference(1). Mix the sieved material and place a sufficient quantity into a 307 x 113 size container (bearing a top seam and having a false bottom approximately 1/2 inch deep and painted flat black inside and outside) so that after tamping and

--------
(1) For availability of reference materials see beginning of Part 146, this Almanac.

THE ALMANAC--Volume 1-- 1993                                                417
smoothing the surface of the sample the material will be 1/8 inch to 1/4 inch below the top of the container. Within 10 minutes after sieving through the 1/4 inch mesh wire-woven cloth, determine the Munsell value of sample surface.

     (i) Determine the Munsell value of the sample surface so prepared. The following method may be used, employing an optical comparator, consisting of a lens and prism system which brings two beams of light, reflected from equal areas of sample surface and standard surface, respectively, together, within an eyepiece, so as to show an equally divided optical field. The scanned areas of sample and standard surface are not smaller than 2 square inches. Light reaching the eye is rendered sufficiently diffuse, by design of eyepiece and comparator, so that detail of the sample surface will remain undefined, to a degree such as to avoid visual confusion in observation of a match of over-all intensity of reflected light. The eyepiece contains a color filter centering at a wave-length between 550 microns and 560 microns. The filter does not pass appreciable visible radiation of wavelengths below 540 microns or above 570 microns. The passed wavelength band is of a monochromaticity sufficient to cause a sample and a neutral standard of equal reflectance to appear of the same hue. The comparator is rigidly mounted on a vertical stand attached to the base in which arrangement is provided for securely and accurately positioning two cans of size 307 x 113 in the two fields of view. Mounted on the base are two shaded lamps, which direct the center of their beams of light at about a 45 degree angle to the plane of the sample and standard surfaces. The lamps are so positioned that light from one bears mainly upon the sample surface and light from the other mainly on the standard surface, and are so placed in relation to sample and standard that no shadows, as from the can rims, appear in the fields of view. The lamps are strong enough to furnish adequate and convenient illumination through eyepiece and filter. Means is provided to alter the light intensity of one lamp in relation to the other, as may conveniently be achieved by using a 100 watt tungsten filament bulb in one lamp and using, in the other, a similar 150-watt bulb connected with the power source through a suitable rheostat. The stand is equipped with nonglossy black curtains on the side of the observer, to exclude variation in extraneous light reflected from the person of the observer.

     (ii) To adjust the comparator, place a pair of matte surface standards of Munsell value 5.3, mounted as described in paragraph (a)(7)(iv) of this section, in position in the comparator base, and adjust the intensity of the variable lamp until the two halves of the optical field, viewed through the eyepiece, are of equal brightness. Then remove one of the standards and replace it with the prepared sample. Without altering any other adjustments, observe through the eyepiece whether the sample appears lighter or darker than the standard. In case of examination of albacore designated "white", conduct the procedure using standards of Munsell value 6.3.

     (iii) The standards with which comparisons are made are essentially neutral matte-finish standards, equivalent in luminous reflectance of light of 555 microns wavelength to 33.7 percent of the luminous reflectance of magnesium oxide (for Munsell value 6.3) and 22.6 percent of the luminous reflectance of magnesium oxide (for Munsell value 5.3), as given by the relationship between Munsell value and luminous reflectance derived by a subcommittee of the Optical Society of America and published in the "Journal of the Optical Society of America" Volume 33, page 406 (1943), which is incorporated by reference.(1)

     (iv) These standards shall be cut in circles 3-1/4 inches in diameter and shall be mounted in 307 x 113 size containers, bearing a top seam and painted flat black inside and outside, so that the surfaces of the standards are 3/16 inch below the top of the containers in which they are mounted.

     (v) In the case of blended tuna, the foregoing method shall be varied by first separating the tuna flakes of the two different colors before passing them through the 1/4 inch mesh sieve, then proceeding with each portion separately for the determination of its color value, employing, if necessary, a sample container with false bottom greater than 1/2 inch deep.

                                    LABELING

     (8)(i) The specified names of the canned tuna for which definitions and standards of identity are prescribed by this section, except where water is the packing medium or where the tuna is smoked, are formed by combining the designation of form of pack with the color designation of the tuna; for example, "Solid pack white tuna", "Grated dark tuna", etc. In the case of blended tuna, there shall be used both applicable color designations of the blended flakes, in precedence determined in accordance with the predominating portion found in the container; for example, "Blended white and dark and tuna flakes", "Blended dark and light tuna flakes".

     (ii) The specified name of canned tuna when water is used as the packing medium is

                                               THE ALMANAC -- Volume 1 -- 1993

418

---------------
     (1) For availability of reference materials see beginning of Part 145, this Almanac.

formed as described in paragraph (a)(8)(i) of this section, followed by the words "in water"; for example, "Grated light tuna in water".

    (iii) When the packing medium is vegetable oil or olive oil, the label shall bear the name of the optional packing medium used, as specified in paragraph (a)(5) of this section, preceded by the word "in" or the words "packed in". In case of the optional ingredient specified in paragraph
(a)(5)(i) of this section, the name or names of the oil used may be stated, or the general term "vegetable oil" may be used.

    (iv) In case solid pack tuna is packed in olive oil, the designation "Tonno" may also appear.

    (v) In case any of the specified forms of canned tuna are smoked, the word "smoked" shall appear as a part of the name on the label; for example, "Smoked light tuna flakes".

    +(vi) (AS REVISED 58 FR 2850, 1/6/93) Where the canned tuna contains one or more of the ingredients provided for in paragraph (a)(6) of this section, the label shall bear the statement "Seasoned with _______", the blank being filled in with the name or names of the ingredient or ingredients used, except that if the ingredient designated in paragraph (a)(6)(v) of this section is used, the blank shall be filled in with the term "vegetable broth", and if the ingredients designated in paragraph (a)(6)(viii) of this section are used, the blank may be filled in with the term "oil", and if the ingredient designated in paragraph (a)(6)(iv) of this section is used alone, the label may alternatively bear either the statement "spiced" or the statement "with added spice"; and if salt is the only seasoning ingredient used, the label may alternatively bear any of the statements "salted", "with added salt", or "salt added". If the flavoring ingredients designated in paragraph (a)(6)(vii) of this section are used, the words "lemon flavored" or "with lemon flavoring" shall appear as part of the name on the label; for example, "lemon flavored chunk light tuna". Citric acid and any optional solubilizing and dispersing agent used as specified in paragraph (a)(6)(vii) of this section in connection with lemon flavoring ingredients or emulsifying and suspending ingredients used as specified in paragraph (a)(6)(viii) of this section shall be designated on the label by their common or usual name.

    (vii) Where the canned tuna contains the optional ingredient sodium acid pyrophosphate as provided in paragraph (a)(1) of this section, the label shall bear the statement "pyrophosphate added" or "with added pyrophosphate".

    (viii) Wherever the name of the food appears on the label so conspicuously as to be easily seen under customary conditions of purchase, the names of the optional ingredients used, as specified in paragraphs
(a)(8)(iii), (vi), and (vii) of this section (except if lemon flavoring is added, this subparagraph applies only to the terms "lemon flavored" or "with lemon flavoring", not to the constituent ingredients of that flavoring or to any optional solubilizing or dispersing ingredient used in connection with lemon flavoring ingredients), shall immediately and conspicuously precede or follow such name without intervening, written, printed, or graphic matter, except that the common name of the species of tuna fish may so intervene; but the species name "albacore" may be employed only for canned tuna of that species which meets the color designation "white" as prescribed by paragraph
(a)(4)(i) of this section.

    (ix) Statements of optional ingredients present required by paragraph
(a)(8)(vi) of this section, but not subject to the provisions of paragraph
(a)(8)(vii) of this section shall be set forth on the label with such prominence and conspicuousness as to render them likely to be read and understood by the ordinary individual under customary conditions of purchase.

    (b) (Reserved)

                               FILL OF CONTAINER

    (c)(1) The standard of fill of container for canned tuna is a fill such that the average weight of the pressed cake from 24 cans, as determined by the method prescribed by paragraph (c)(2) of this section, is not less than the minimum value specified for the corresponding can size and form of tuna ingredient in the following table:


     I.                                                           II.
Can size and                                              Minimum value for
form of tuna                                          weights of pressed cake
ingredient                                               (average of 24 cans)

                                                                   OUNCES
211 x 109:
    Solid..........................................................  2.25
    Chunks.........................................................  1.98
    Flakes.........................................................  1.98
    Grated.........................................................  2.00

307 x 113:
    Solid..........................................................  4.47
    Chunks.........................................................  3.92
    Flakes.........................................................  3.92
    Grated.........................................................  3.96

401 x 206:
    Solid..........................................................  8.76
    Chunks.........................................................  7.58
    Flakes.........................................................  7.58
    Grated.........................................................  7.76

603 x 408:
    Solid..........................................................  43.2
    Chunks.........................................................  37.9
    Flakes.........................................................  37.9
    Grated.........................................................  38.3


----------
+See copy regarding FDA's proposed revision immediately following this standard.

THE ALMANAC--Volume 1--1993                                              419

If the can size in question is not listed, calculate the value for column II as follows: From the list select as the comparable can size that one having nearest the water capacity of the can size in question, multiply the value listed in column II for the same form of tuna ingredient by the water capacity of the can size in question, and divide by the water capacity of the comparable can size. Water capacities are determined by the general method provided in Section 130.12(a) of this chapter. For the purposes of this section, cans of dimensions 211 x 109 shall be deemed to have a water capacity of 68 degrees Fahrenheit of 3.55 avoirdupois ounces of water; cans of dimensions 307 x 113, a water capacity of 7.05 avoirdupois ounces of water, cans of dimensions 401 x 206, a water capacity of 13.80 avoirdupois ounces of water; and cans of dimensions 603 x 408, a water capacity of 68.15 avoirdupois ounces of water.

                               TESTING METHODS

     (2) The methods referred to in paragraph (c)(1) of this section for determining the weight of the pressed cake and referred to in paragraph
(a)(3)(i) of this section for determining the percent of free flakes and the percent of pieces that pass through a 1/2 inch mesh sieve are as follows:

     (i) Have each of the 24 cans and contents at a temperature of 75 degrees Fahrenheit within equals 5 degrees Fahrenheit. Test each can in turn as follows:

     (ii) Cut out the top of the can (code end), using a can opener that does not remove nor distort the double seam.

     (iii) With the cut top held on the can contents, invert the can, and drain the free liquid by gentle finger pressure on the cut lid so that most of the free liquid drains from the can.

     (iv) With the cut lid still in place, cut out the bottom of the can with the can opener, then turn the can upright and remove the cut can top (code end). Scrape off any adhering tuna particles into the tuna mass in the can.

     (v) Place the proper size of press cylinder as provided in paragraph
(c)(3)(i) of this section in a horizontal position on a table; then, using the cut bottom of the can as a pusher, gently force the can contents from the can into the cylinder so that the flat side of the can contents lies in contact with the bottom of the cylinder. Remove the bottom of the can that was used as the pusher and scrape any adhering particles from the can body and bottom of the can, and put them in the cylinder.

     (vi) Place the cylinder plunger on top of the can contents in the cylinder. Remove the eyebolt and put the cylinder and plunger in position on the press (paragraph (c)(3)(iii) of this section).

     (vii) Begin the operation of the press and as soon as liquid is observed coming from the cylinder start timing the operation. Apply pressure to the plunger slowly and at a uniform rate, so that a full minute is used to reach a pressure of 384 pounds per square inch of plunger face in contact with the can contents. Hold this pressure for 1 additional minute and then release the pressure and disengage the plunger from the press shaft. Tip the press cylinder so that any free liquid is drained out.

     (viii) Remove press cylinder with plunger from the press, insert eyebolt in plunger and withdraw it from the cylinder. Loosen the pressed cake from the cylinder with a thin blade and remove the entire press cake as gently as possible, to keep the mass in a single cake during this operation. Place the pressed cake and any pieces that adhered to the plunger and cylinder in a tared receiving pan and determine the weight of the pressed material.

     (ix) For cans larger than 401 x 206, cut out the top of the can and drain off free liquid from the can contents as in operations described in paragraphs (c)(2)(ii) and (iii) of this section. Determine the gross weight of the can and remaining contents. Using a tared core cutter as provided for in paragraph (c)(3)(ii) of this section, cut vertically a core of the drained material in the can. Determine the weight of the core. With a thin spatula transfer the core to the pressing cylinder for 401 x 206 cans. Determine the weight of the pressed cake as in the operations described in paragraphs
(c)(2)(v) through (viii) of this section. Remove the remaining drained contents of the can, reserving the contents for the determination of free flakes (paragraph (c)(2)(xi) of this section), weigh the empty can, and calculate the weight of the total drained material. Calculate the weight of pressed cake on the entire can basis by multiplying the weight of the pressed cake of the core by the ratio of the weight of the drained contents of the can to the weight of the core before pressing.

     (x) Repeat the determination of weight of pressed cake on the remainder of the 24 cans and determine the average weight of pressed cake for the purpose of paragraph (c)(1) of this section.

     (xi) Determination of free flakes: If the optional form of tuna ingredient is solid pack, determine the percent of free flakes. Any flakes resulting from the operations described in this paragraph (c)(2)(xi) or in other parts of this paragraph are to be weighed as free flakes. Only fragments that were broken in the canning procedure are considered to be free flakes. If the can is of such size that its entire drained contents were pressed as described in paragraphs (c)(2)(i) to (viii) of this section, inclusive, examine the pressed


420                                                THE ALMANAC--Volume 1--1993
cake carefully for free flakes. Using a spatula, scrape free flakes gently from the outside of the cake. Weigh the aggregate free flakes that were broken from the loin segments in the canning procedure and calculate their percentage of the total weight of pressed cake. If the can is of such size that a core was cut for pressing as described in paragraph (c)(2)(ix) of this section, make the examination for free flakes on a weighted portion of the drained material remaining after the core was removed. The weight of the portion examined should be approximately equal the weight of the core before pressing. Calculate the weight of the free flakes that were broken from the loins in the canning procedure as a percentage of the weight of the portion examined.

     (xii) Determination of particle size: If the optional form of tuna ingredient is chunks, flakes, or grated, the pressed cake resulting from the operations described in paragraphs (c)(2)(i) to (ix) of this section, inclusive, is gently separated by hand, care being taken to avoid breaking the pieces. The separated pieces are evenly distributed over the top sieve of the screen separation equipment described in paragraph (c)(3)(iv) of this section. Beginning with the top sieve, lift and drop each sieve by its open edge three times. Each time, the open edge of the sieve is lifted the full distance permitted by the device. Combine and weigh the material remaining on the three top sieves (1-1/2 inch, 1 inch, 1/2 inch screens), and determine the combined percentage retention by weight in relation to the total weight of the pressed cake.

                              TESTING EQUIPMENT

     (3)(i) The press cylinder and plunger referred to in paragraph (c)(2) of this section are made of stainless steel. The press cylinders are made with a lip to facilitate drainage of the liquid. Plungers have a threaded center hole, about half as deep as the thickness of the plunger, for receiving a ringbolt to assist in removing the plunger from the press cylinder. Dimensions for press cylinders and plungers are as follows:

                           FOR CAN SIZE 211 X 109

Press cylinder:
     Inside depth, approximately 3-3/4 inches.
     Inside diameter, 2.593 inches.
     Wall thickness, approximately 3/8 inch.

Plunger:
     Thickness, approximately 1 inch.
     Diameter, 2.568 inches.

                           FOR CAN SIZE 307 X 113

Press cylinder:
     Inside depth, approximately 4 inches.
     Inside diameter, 3.344 inches.
     Wall thickness, approximately 3/8 inch.

Plunger:
     Thickness, approximately 1-1/4 inches.
     Diameter, 3.319 inches.

                           FOR CAN SIZE 401 X 206

Press cylinder:
     Inside depth, approximately 4-1/8 inches.
     Inside diameter, 3.969 inches.
     Wall thickness, approximately 1/2 inch.

Plunger:
     Thickness, approximately 1-1/4 inches.
     Diameter, 3.944 inches.

For can sizes where the diameter is greater than 401, the core cutter described in paragraph (c)(3)(ii) of this section shall be used and the resulting core pressed in the press cylinder for can size 401 x 206. For can sizes differing from those specified in this paragraph (c)(3)(i), special press cylinders and plungers may be used. Special press cylinders have inside diameters 1/10 inch less than the outside diameters, at the double seam, for the can sizes for which the cylinders are used; plunger diameters are 0.025 inch less than the inside diameters of the press cylinders.

     (ii) The core cutter referred to in paragraph (c)(2)(ix and (xi) of this section and paragraph (c)(3)(i) of this section is made from a previously sealed 300 x 407 can. The cover, including the top seam, is cut out. The edge is smoothed and sharpened. A small hole to permit passage of air is made in the bottom.

     (iii) The hydraulic press referred to in paragraph (c)(2)(vi) to (x) of this section, inclusive, is made by so mounting a hydraulic jack, in a strong frame, that it will press horizontally against the center of the plunger in the press cylinder used. The frame is so braced that it does not change shape when pressure is applied. The gauge on the hydraulic jack is so calibrated that it will indicate, for the plunger being used, when the plunger is pressing against the contents of the press cylinder with a pressure of 384 pounds per square inch of plunger face.

     (iv) The sieving device referred to in paragraph (c)(2)(xii) of this section consists of three sieves, each approximately 1 foot square, loosely mounted, one above the other, in a metal frame. The mesh in the top sieve complies with the specifications for 1-1/2 inch woven-wire cloth as set forth in "Standard Specifications for Sieves," as published March 1, 1940, in L.C. 584 of the U.S. Department of Commerce, National Bureau of Standards, which is incorporated by reference(1). The meshes in the sieves below comply with similar specifications for 1 inch and 1/2 inch woven-wire cloth as set forth in the same pub-


----------------
(1) For availability of reference materials see beginning of Part 145, this Almanac.


THE ALMANAC--Volume 1--1993
lication. The sides of each sieve are formed, in a raised rim, from 3/4 inch x 1/8 inch metal strap. The frame has tracks made of 3/8 inch angle metal to support each sieve under each side. The tracks are so positioned as to permit each sieve a free vertical travel of 1-3/4 inches.

     (4) If canned tuna falls below the applicable standard of fill of container prescribed in paragraph (c)(1) of this section, the label shall bear the general statement of substandard fill provided in Section 130.14(b) of this chapter, in the manner and form therein specified.

-------------------------------------------------------------------------------
                                FDA PROPOSAL

                          TUNA INGREDIENT LABELING

At 58 FR 2950, 1/6/93 FDA proposed to add two sentences to the end of Section 161.190(a)(8)(vi) to read as follows:

     (vi) * * * If the vegetable extractives used in manufacturing the vegetable broth include extractives of soybeans, the designation of vegetable broth in the ingredient statement shall be followed by a parenthetical listing as follows: "vegetable broth (includes soybeans)." Alternatively, if vegetable broth containing soybean extractives serves as a flavor and has no flavor enhancing function, it may be listed in the ingredient statement as:
"flavoring (includes soybeans)."

FDA'S PROPOSED EFFECTIVE DATE FOR A FINAL RULE IS 5/8/94.
-------------------------------------------------------------------------------

          International Trade Group, LLC                               PURCHASE ORDER                                P.  1 of 1
 [LOGO]   6700 SW Sandburg Rd                     Note: purchase order number must appear on all packages,       Print Date: 9/4/96
          Tigard, OR 97223                              invoices, correspondence and bills of lading.
          USA
          Ph: (503) 598-9884 Fax: (503)
          598-4391

-----------------------------------------------------------------------------------------------------------------------------------
Supplier                        Vendor No. 177           Ship To                                      Purchase Order #
  Tuna Packers Extraordinaire, S.A. de C.V.                W.T. Young Storage                                   B6-1398-A
  Ensanada, Mexico                                         The Kroger Company                         -----------------------------
                                                           1850 Mercer Road                           Date
                                                           Lexington, Kentucky 40511                        September 4, 1996
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Ordered Via                   Confirming To         Ship Via                                                Requisitioner
    ITQ                           Plant Manager         Overland Carrier w/Interchange at Border                Dal Norris
-----------------------------------------------------------------------------------------------------------------------------------
Minimum Cases per Container   Terms of Sale         Payment Terms                                           Buyer
    1800                          C&F West Coast        Draft Acceptance at 60 days from BOL Date               Brian Brackinreed
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1.     5400      24/6 oz        11110-22222  24/6 oz Chunk Light Tuna in Water, Kroger label              US$ 15.000  US$81,000.00

 3.     60        Empty Cartons               Please inlclude 20 empty cartons per container for           US$  0.000  US$     0.00
                                              repackaging damaged cases

 4.                                           ((NOTE: THIS IS EXHIBIT B, NOT A VALID PURCHASE ORDER.))

 5.

FOR PRE-SHIPMENT INSPECTION, CONTACT:
DAL NORRIS                                               PHONE: (503) 598-9884
6700 SW SANDBURG ROAD
TIGARD, OR 97223                                                                                      Total Cost >     US$81,000.00

PURCHASE ORDER CONDITIONS:
Products should be manufactured, packed and labelled in accordance with attached specifications and meet US FDA standards of identity typical of this product. Labelling should be under the label mentioned in each Shipping Instructions for the specified item number found on the bar code. Each shipment is to be inspected by our agent prior to delivery to the carrier. Purchase order is subject to our standard Product and Packaging Agreement with the Supplier mentioned above. Draft acceptance and documentation should be addressed immediately after shipment in one lot by express courier to our bank: U.S. National Bank of Oregon, Attn: Robert North, International Banking, 111 S.W. Fifth Avenue, T-16, Portland, Oregon 97204.

AUTHORIZED SIGNATURE: [ILLEGIBLE]

IMPORTANT:
This purchase order and Seller's acceptance hereof is subject to and is expressly limited to the terms and conditions set forth on the front and back side of this purchase order. Any additional or different terms in Seller's acceptance or confirmation forms must be approved in writing by Purchaser or authorized agent thereof.

                                  Exhibit "C"


        International Trade Group, LLC            Shipping Instruction S6-1387B
        6700 SW Sandburg Road
[LOGO]  Tigard, OR 97223                                  Page 1 of 1
        USA
        Ph: (503) 598-9884  FAX: (503) 598-4391


CONTAINER TYPE:     20 Foot Dry                PREFERRED CARRIER:  Shipper's preferred carrier
PORT OF LOADING:    Haimen                     CARRIER's CONTRACT:
PLACE OF DELIVERY:  Louisville, Kentucky       FREIGHT TERMS: C&F Louisville, KY
                                                 Shipper pays FAF, etc.



CONSIGNEE                                                     FOREIGN SHIPPER
---------                                                     ---------------
International Trade Group       Dal Norris                    Jinhua Import & Export Corporation (L7)
6700 SW Sandburg Road           Phone: (503) 598-9884         60 Hong Hu Road
Tigard, OR 97223                Fax:   (503) 598-4391         Jinhua, Zhejiang PRC


TO ARRANGE PICK-UP CONTACT                                    NOTIFY PARTY
--------------------------                                    ------------
International Trade Group, LLC                                International Trade Group
Liu Yong-Ping                                                 6700 SW Sandburg Road
Phone: 22-368-5812                                            Tigard, OR 97223
Fax:   22-368-2194


SEND ORIGINAL DOCUMENTS TO                                    REQUIRED DOCUMENTS
--------------------------                                    ------------------
Star Bank                       International Trade Group     Please refer to Draft Acceptance for required
Attn: International Banking     6700 SW Sandburg Road         documents.
425 Walnut Street               Tigard, OR 97223
Cincinnati, OH 45201


SPECIAL SHIPPING AND LOADING INSTRUCTIONS
-----------------------------------------
  Arrange for delivery to Louisville, Kentucky via US West Coast Port. Check
  container for water-leaking holes. Floor-load cases in interlocking and overlapping pattern to avoid in-transit damage.


                      --THE FOLLOWING ITEMS MUST BE SHIPPED--


             Earliest         Latest Arrival
Order#       Ship Date        Date at POD      UPC Code        Commodity Description
------------------------------------------------------------------------------------------------------------------------
1387B-01     Jun 15, 1996     Jul 21, 1996     11110-8548      4800 cases of 12/8 oz Sliced Waterchestnuts, Kroger label
------------------------------------------------------------------------------------------------------------------------
1387B-02     Jun 15, 1996     Jul 21, 1996     11110-85481     4800 cases of 12/8 oz Whole Waterchestnuts, Kroger label



                                          Issue Date: May 24, 1996
                              NOTE: PURCHASE ORDER MUST APPEAR ON ON ALL CASES,
                                 INVOICES, CORRESPONDENCE AND BILLS OF LADING
Authorized
Signature: [illegible]      IMPORTANT: This order is subject to price quotations
                             and terms received from seller. Seller's acceptance
                              of this order constitutes an acknowledgment that
                               transport will be arranged as specified within
                                        established price guidelines.

                                    [LETTERHEAD]

                                    FAX MESSAGE


TO: (FIRM) I.T.G.                                 FAX NO. 1-503-598-4391
--------------------------------------------------------------------------------
LOCALE:   OREGON                                  DATE:  4 September 1996
--------------------------------------------------------------------------------
ATTENTION: MR. ALAIN DE LA MOTTE                 TOTAL PAGES: 4
--------------------------------------------------------------------------------

     DEAR ALAIN:

     FURTHER TO OUR TELEPHONE CONVERSATION OF EARLIER TODAY!

     ATTACHED ARE COPIES OF THE TECHNICAL INFORMATION THAT I AM FORWARDING TO
ED!

     OUR BASIC LEASE TERMS ARE AS FOLLOWS:
          1. TERM: FIVE (5) YEAR INITIAL TERM, WITH TWO (2) YEAR RENEWAL OPTIONS THEREAFTER
          2. ANNUAL MINIMUM RENTAL: U.S. $25,000.00 PAYABLE IN TWELVE (12) EQUAL PAYMENTS OF U.S. $2083.33. FIRST YEAR PAID IN ADVANCE!
          3. OVERAGE RENTAL: U.S. $O.12 PER CASE (48/6oz cans) FOR ALL PRODUCTION IN EXCESS OF 208,333 CASES IN ANY LEASE YEAR OVER-AGE IS PAYABLE ON AN AS-ACCRUED BASIS.
          4.   INSURANCE IS REQUIRED IN THE AMOUNT OF U.S. $225,000.00!

     NOTE: ALL PAYMENTS ARE "NET" OF ANY APPLICABLE TAXES!

     WE HAVE CONTACTED OUR LEGAL COUNSEL IN BAJA, AND HE IS EXPECTING TO HERE FROM YOU. MR. MANUEL PASERO TIJUANA, B.C. 011-52-66-865557!

     PLEASE ADVISE IF WE CAN PROVIDE ADDITIONAL INFORMATION, PRIOR TO SENDING A "COPY" OF OUR LEASE AGREEMENT FOR YOUR REVIEW!

                                   BEST REGARDS


                                   /s/ Frank Islas
                                   FRANK ISLAS